EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2018 Results

•	Petroleum Additives Sales Up 2.6% in the Third Quarter, 6.9% in the First Nine Months

•	Third Quarter Net Income Down 2.2% and Earnings Per Share Up 1.6% versus Third Quarter of 2017

•	Nine Months Net Income Down 7.8% and Earnings Per Share Down 6.0% versus Nine Months of 2017

•	385,181 Shares Repurchased in the First Nine Months of 2018

Richmond, VA, October 24, 2018 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2018.
Net income for the third quarter of 2018 was $58.5 million, compared to net income of $59.8 million for the third quarter of 2017. Earnings per share increased 1.6% to $5.12 per share from $5.04 per share in the prior year period. For the first nine months of 2018, net income was $171.9 million, or $14.78 per share, compared to net income of $186.4 million, or $15.73 per share, for the first nine months of last year.
Sales for the petroleum additives segment for the third quarter of 2018 were $560.5 million, up 2.6% versus the same period last year, due mainly to increased selling prices. Petroleum additives operating profit for the third quarter of 2018 was $75.8 million, a 9.9% decrease over third quarter operating profit last year of $84.2 million. The decrease was due mainly to higher raw material and conversion costs plus unfavorable changes in foreign currency rates, which were only partially offset by increased selling prices. Petroleum additives operating margin for the quarter was 13.5% compared to 15.4% in the prior-year quarter. Shipments between quarterly periods were down 3.6% from the same period last year with decreases in both lubricant additives and fuel additives shipments. All regions except Asia Pacific showed decreases in both lubricant additives and fuel additives shipments.
Petroleum additives sales for the first nine months of the year were $1.7 billion compared to sales in the first nine months of last year of $1.6 billion, or an increase of 6.9%. This increase was due mainly to selling prices, changes in foreign currency rates and product mix. Petroleum additives operating profit for the first nine months of the year was $231.5 million compared to $270.8 million for the first nine months of 2017, or a decrease of 14.5%. The decrease was due mainly to higher raw material and conversion costs, as well as unfavorable changes in foreign currency rates, partially offset by increased selling prices. Petroleum additives operating margin for the first nine months of 2018 was 13.3% compared to 16.6% in the prior-year nine month period. Shipments decreased slightly between periods, with increases in lubricant additives shipments offset by decreases in fuel additives shipments. Asia Pacific was the region contributing to the increase in lubricant additives shipments. Europe and North America were the primary drivers for the decrease in fuel additives shipments.
The effective income tax rate for the third quarter of 2018 was 14.4%, down from the rate of 22.4% in the same period last year. The effective rate for the first nine months of 2018 was 21.6%, down from the rate in 2017 of 25.6%. The rates in both 2018 periods were lower due mainly to the Tax Cuts and Jobs Act of 2017, including the reduction of deferred tax liabilities related to pension contributions.
We have continued to see downward pressure on our operating margins, consistent with the last few quarters, which is directly related to the steady rise in raw material costs we have seen over the past two years. While we have made some progress in adjusting our selling prices to help compensate for the increase in costs, we have continued to experience the lag between when the price increases go into effect and when we start to see margins improve. We expect this lag to continue until raw material prices stabilize. Margin improvement will continue to be our number one priority for the remainder of this year and into 2019.

During the first nine months of 2018, we funded capital expenditures of $55.1 million, paid dividends of $60.8 million and repurchased 385,181 shares of our common stock for a total of $148.6 million, through a combination of borrowing under our revolving credit facility and cash from operations.
We make decisions that we believe will promote the greatest long-term value for our shareholders, customers and employees. We will remain focused on our long-term objectives, including margin improvement in the coming months. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all of our stakeholders.

Sincerely,
Thomas E. Gottwald

The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, October 25, 2018, to review third quarter 2018 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until November 1, 2018 at 11:59 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 37828. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A webcast replay will be available for 3 months.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; political, economic, and regulatory factors concerning our products; current and future governmental regulations; resolution of environmental liabilities or legal proceedings; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2017 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Petroleum additives	$560,522	$546,159	$1,743,632	$1,630,345
All other (a)	2,644	2,257	7,731	8,077
Total	$563,166	$548,416	$1,751,363	$1,638,422
Segment operating profit:
Petroleum additives	$75,824	$84,173	$231,494	$270,841
All other (a)	(2,295)	1,093	(1,966)	2,943
Segment operating profit	73,529	85,266	229,528	273,784
Corporate unallocated expense	(5,402)	(6,534)	(16,033)	(17,561)
Interest and financing expenses	(7,807)	(5,564)	(18,536)	(16,496)
Other income (expense), net	7,994	3,809	24,231	10,773
Income before income tax expense	$68,314	$76,977	$219,190	$250,500
Net income	$58,481	$59,772	$171,931	$186,437
Earnings per share - basic and diluted	$5.12	$5.04	$14.78	$15.73

Notes to Segment Results and Other Financial Information
Certain prior year amounts have been reclassified to reflect the adoption of Accounting Standard Update No. 2017-07, "Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". There was no impact to income before income tax expense.
(a) "All other" includes the results of our TEL business, as well as certain contracted manufacturing and services.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$563,166	$548,416	$1,751,363	$1,638,422
Cost of goods sold	422,283	389,539	1,307,838	1,147,232
Gross profit	140,883	158,877	443,525	491,190
Selling, general, and administrative expenses	37,741	43,633	120,653	123,486
Research, development, and testing expenses	34,994	36,545	106,018	111,694
Operating profit	68,148	78,699	216,854	256,010
Interest and financing expenses, net	7,807	5,564	18,536	16,496
Other income (expense), net	7,973	3,842	20,872	10,986
Income before income tax expense	68,314	76,977	219,190	250,500
Income tax expense	9,833	17,205	47,259	64,063
Net income	$58,481	$59,772	$171,931	$186,437
Earnings per share - basic and diluted	$5.12	$5.04	$14.78	$15.73
Cash dividends declared per share	$1.75	$1.75	$5.25	$5.25

Notes to Consolidated Statements of Income
Certain prior year amounts have been reclassified to reflect the adoption of Accounting Standard Update No. 2017-07, "Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". There was no impact to net income.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$147,935	$84,166
Trade and other accounts receivable, less allowance for doubtful accounts ($178 - 2018; $215 - 2017)	347,903	335,317
Inventories	388,986	383,097
Prepaid expenses and other current assets	30,343	31,074
Total current assets	915,167	833,654
Property, plant, and equipment, at cost	1,417,732	1,474,962
Less accumulated depreciation and amortization	770,925	822,681
Net property, plant, and equipment	646,807	652,281
Intangibles (net of amortization) and goodwill	137,533	144,337
Prepaid pension cost	125,618	66,495
Deferred income taxes	4,628	4,349
Deferred charges and other assets	10,174	11,038
Total assets	$1,839,927	$1,712,154
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$152,624	$159,408
Accrued expenses	94,235	107,999
Dividends payable	18,257	19,055
Income taxes payable	10,866	16,340
Other current liabilities	3,263	13,991
Total current liabilities	279,245	316,793
Long-term debt	818,477	602,900
Other noncurrent liabilities	178,133	190,812
Total liabilities	1,275,855	1,110,505
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,404,031 at September 30, 2018 and 11,779,978 at December 31, 2017)	0	0
Accumulated other comprehensive loss	(148,453)	(145,994)
Retained earnings	712,525	747,643
Total shareholders' equity	564,072	601,649
Total liabilities and shareholders' equity	$1,839,927	$1,712,154

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2018	2017
Net income	$171,931	$186,437
Depreciation and amortization	53,463	39,196
Cash pension and postretirement contributions	(61,860)	(19,566)
Noncash pension and postretirement expense	4,129	5,976
Working capital changes	(69,190)	(34,945)
Deferred income tax expense	10,257	8,639
Capital expenditures	(55,136)	(120,973)
Acquisition of business (net of $1,131 cash acquired)	0	(183,930)
Net borrowings (repayments) under revolving credit facility	215,619	(146,000)
Issuance of 3.78% senior notes	0	250,000
Repurchases of common stock	(148,649)	0
Dividends paid	(60,778)	(62,227)
All other	3,983	(9,765)
Increase (decrease) in cash and cash equivalents	$63,769	$(87,158)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income	$58,481	$59,772	$171,931	$186,437
Add:
Interest and financing expenses, net	7,807	5,564	18,536	16,496
Income tax expense	9,833	17,205	47,259	64,063
Depreciation and amortization	17,958	14,301	52,607	38,380
EBITDA	$94,079	$96,842	$290,333	$305,376